MANAGEMENT CONSULTANT AGREEMENT

THIS AGREEMENT is made as of April 4, 2014 between Bio-Solutions Corp. ("Company") and James Hodge ("Consultant") and all provisions set forth in this Agreement shall govern.

1. SERVICES. Mr Hodge agrees to serve as the Company's CEO and Chairman of the Board of Directors and to provide management services to the Company and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Company and the Consultant.

2. RATE OF PAYMENT. Company agrees to pay the Consultant at a rate of $1,500 per month for twelve months. In lieu of cash, the Company will issue unregistered shares of the Company's common stock to the Consultant at the end of each calendar quarter payment period which shall be determined based on the average closing price of the Company's common stock, as publicly traded, during the last five (5) business days of the pertinent quarter, with the number rounded up to the next whole number. The first stock issuance shall be within 10 days of June 30, 2014. The Consultant will also receive Two Hundred and Fifty Thousand (250,000) unregistered shares of the Company's common stock in consideration for signing this agreement and providing service to the Company.

3. TERMS FOR SERVICES. This agreement is for twelve months ending on April 3, 2015. Approved travel and other Company expenses will be reimbursed.

4. CONFIDENTIAL INFORMATION. Each party hereto ("Such Party") shall hold in trust for the other party hereto ("Such Other Party"), and shall not disclose to any non-party to the Agreement, any confidential information of Such Other Party. Confidential information is information which relates to Such Other Party's research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by non-parties of ordinary skill in computer systems design and programming.

The Consultant hereby acknowledges that during the performance of this contract, the Consultant may learn or receive confidential Company information and therefore Consultant hereby confirms that all such information relating to the Company's business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged to the Consultant's clerical or support staff or associates in order to enable Consultant to perform Consultant's contract obligation.

5. INDEPENDENT CONTRACTOR. Consultant is an independent contractor. Consultant is not an employee, agent, joint venture or partner of Company. Nothing shall be interpreted as creating an employment relationship. Consultant shall have control of the manner and means by which its services are provided to Company. CONSULTANT IS SOLELY LIABLE FOR ANY FEDERAL AND STATE INCOME AND WITHHOLDING TAXES, UNEMPLOYMENT TAXES, FICA TAXES, AND WORKER'S COMPENSATION PAYMENTS AND PREMIUMS APPLICABLE TO THIS AGREEMENT.

6. COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of the Consultant by any of its agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. The Company and Consultant acknowledge that they are entering into this Agreement solely on the basis of the representations contained herein.

7. GENERAL PROVISIONS. This Agreement is binding upon the parties hereto and their respective successors, assignees and personal representatives. This Agreement shall be interpreted, construed and